ARTICLES OF AMENDMENT

                                       TO

                           ARTICLES OF INCORPORATION

                                      FOR

                                PATIO BAHIA INC.

I, the undersigned, JEANNOT MCCARTHY, President and Director, do hereby certify:

That the Board of Directors of PATIO BAHIA, INC., Jeannot McCarthy, President and Director and zlatuse Jerabkova, Secretray and Director at a duly convened meeting on December 23, 2004 adopted a reso;ution to amend the Articles of Incorporations.

                    Article I in hereby amended as follows;

                        The name of the corporation is:

JEANNOT'S FURNISHINGOF FLORIDA, INC.

The aggregate number of sares which the corporation shall have authority to issue, including the classes therof and special provisions, are as follows:
110,000,000 shares: 100,000,000 share of voting, common stock, with a par value of $0.001, and 10,000,000 share of non-votinh preferred stock, with a par value of $0.001. The shareholders shall not have the right to accumulate cotes in the election of directors with respect to sahres of common stock in the corporation. Each share of common stock shallbe entitles to one vote. The holder of the shares of preferred stock are entitled to receive the net assets of the corporation upon dissolution. The Board fo Directors are entitled to restructure the issued and outstanding shares of stock with respect to a forward or reverse split, without a shareholders meeting, general or special meeting, providing that fifty (50%) of the shareholders agree to the share reorganization within in the limits of the share capitalization of 100,000,000 shares of voting common stock and 10,000,000 shares of non-voting preferred stock.

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                         Article IX SEC, 1244 Stock

Articles IX is hereby deleted and shall cease to exist.

                      Article XI Sub chapter S Corporation

Article XI is hereby delted and shall cease to exist.

The maximum number os shares of common stock of the corporation issued and outstanding and entitled to vote on an amendment to the Articles of Incorporation is 7,500. The said changes amd amendment have been consented to and approved by a majority of the stockholders, specifically 7,500 or 100%. The vore was suffient for the approval.

I hereby attest to the above

/s/ Jeannot McCarthy
Jeannot McCarthy, President and Director

/S/ Zlatuese Jerabkova
Zlatuese Jerabova, Registered Agent